EXHIBIT 2.1
Agreement and Plan of Merger
among
Emerson Network Power Connectivity Solutions, Inc.,
Emersub C, Inc.
and
Stratos International, Inc.
Dated as of May 14, 2007

Agreement and Plan of Merger

i

TABLE OF DEFINED TERMS

Defined Term	Section

Acquisition Proposal	4.2(a)
Adverse Recommendation Change	4.2(a)
Affiliate	3.2(a)
Agreement	Forepart
Certificate of Merger	1.1
Certificates	1.6(b)
Closing	1.12
Closing Date	3.11(e)
Code	1.6(c)
Company	Forepart
Company Board Recommendation	3.3
Company Bylaws	1.4(a)
Company Charter	1.4(a)
Company Common Stock	Recitals
Company Letter	3.2
Company Material Contract	3.17(a)
Company Permits	3.8
Company Plan	3.11(c)
Company Proxy Statement	2.4
Company SEC Documents	3.5(a)
Company Securities	3.2(b)
Company Series B Preferred Stock	Recitals
Company Stock	Recitals
Company Stock Options	3.2(a)
Company Stock Plans	3.2(a)
Company Stock Price	1.5(d)
Company Stockholders	1.6(c)
Company Stockholder Approval	3.14
Company Stockholder Meeting	5.1
Company Subsidiary Securities	3.2(c)
Confidentiality Agreement	5.3
Constituent Corporations	Forepart
Contract	3.17(a)
Costs	5.9(a)
Current Premium	5.9(c)
D&O Insurance	5.9(c)
DGCL	1.1
Dissenting Shares	1.5(f)
Effective Time	1.2
Employee Benefit Plan	3.11(k)
End Date	7.1(d)
Environmental Law	3.16(a)
Environmental Permits	3.16(a)

Defined Term	Section

ERISA	3.11(a)
ERISA Affiliate	3.11(c)
Exchange Act	2.3
Exchange Agent	1.6(a)
Exchange Fund	1.6(a)
Exchange Amount	1.5(c)
GAAP	3.5(d)
Governmental Entity	2.3
Hazardous Substance	3.16(a)
HSR Act	2.3
Indemnified Parties	5.9(a)
Intellectual Property	3.15(g)
internal controls	3.15(d)
Knowledge of Parent	2.5
Knowledge of the Company	3.10
Law	1.6(c)
Leased Real Property	3.18
Liens	3.2(c)
Limited	3.11(k)
made available	3.2(a)
Material Adverse Effect	2.3
Merger	Recitals
Multiemployer Plan	3.11(c)
Nasdaq	1.5(d)
Owned Real Property	3.18
Parent	Forepart
Parent Letter	2.3
Payment Event	5.4(b)
Permitted Liens	3.2(c)
Person	1.6(b)
Preferred Amount	1.5(d)
Registered Intellectual Property	3.15(a)
Representatives	4.2(a)
Rights	Recitals
Rights Agreement	Recitals
Retained Employee	5.11(a)
Sarbanes-Oxley Act	3.5(a)
SEC	3.5(a)
Securities Act	3.5(a)
Sub	Forepart
Subsidiary	2.3
Superior Proposal	4.2(b)
Surviving Corporation	1.1
Tax Returns	3.9(y)
Taxes	3.9(x)
Third Party	4.2(a)
Trade Secrets	3.15(e)

v

Defined Term	Section

Transactions	1.12
Treasury Regulations	3.9	(z)
TUPE	3.11	(u)
Uncertificated Shares	1.5	(e)
Unpaid Dividends	1.5	(d)

Agreement and Plan of Merger
          Agreement and Plan of Merger, dated as of May 14, 2007 (this “Agreement”), among Emerson Network Power Connectivity Solutions, Inc., a Delaware corporation (“Parent”), Emersub C, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”), and Stratos International, Inc., a Delaware corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”).
WITNESSETH:
          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, including the conversion of each issued and outstanding share of common stock, par value $.01 per share, of the Company (“Company Common Stock”) together with the associated right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company (the “Rights”) under the Rights Agreement dated March 23, 2001 between the Company and Mellon Investor Services LLC, as amended July 2, 2003 (the “Rights Agreement”), not owned directly or indirectly by Parent or the Company, into the right to receive the Exchange Amount;
          WHEREAS, as of the Effective Time, each issued and outstanding share of Series B Preferred Stock, par value $.01 per share, of the Company (the “Company Series B Preferred Stock” and, together with the Company Common Stock, the “Company Stock”), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive the Preferred Amount; and
          WHEREAS, the Board of Directors of the Company has determined that the Merger is in the best interests of its stockholders.
          NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:
ARTICLE I
THE MERGER
          Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Upon the Closing, the Constituent Corporations shall file a Certificate of Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.
          Section 1.2 Effective Time. The Merger shall become effective when the Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent

Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger becomes effective or such later time set forth in the Certificate of Merger.
          Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.
          Section 1.4 Charter and Bylaws; Directors and Officers.
          (a) At the Effective Time, the Restated Certificate of Incorporation, as amended, of the Company (the “Company Charter”), as in effect immediately prior to the Effective Time, shall be amended to read as set forth in Exhibit A hereto. As so amended, the Company Charter shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws of the Company, as amended (the “Company Bylaws”), as in effect immediately prior to the Effective Time shall be amended and restated as set forth in Exhibit B hereto. As so amended and restated, the Company Bylaws shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
          (b) The director of Sub at the Effective Time shall be the director of the Surviving Corporation, until the earlier of his resignation or removal or until his respective successor is duly elected and qualified, as the case may be. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:
          (a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
          (b) All shares of Company Stock that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company or are owned directly or indirectly by Parent, in each case immediately prior to the Effective Time and together with any associated Rights, shall be canceled and no consideration shall be delivered in exchange for such shares.
          (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, together with the associated Rights (other than Dissenting Shares and shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive $8.00 in cash, without interest, subject to adjustment as provided in Section 5.13 (such per-share amount being the “Exchange Amount”).
          (d) In accordance with the Company Charter, each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive from the Surviving Corporation the following amount (the “Preferred Amount”):
     (i) if the Company Stock Price is $7.00 or less per share, then the sum of $100 per share of Company Series B Preferred Stock (subject to equitable adjustments to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), plus the Unpaid Dividends with respect to such share, or
     (ii) if the Company Stock Price is greater than $7.00 but less than $12.00 per share, then the sum of (A) $100 per share of Company Series B Preferred Stock (subject to equitable adjustments to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), plus (B) the product obtained by multiplying $125 by a fraction, (1) the numerator of which is equal to the Company Stock Price (rounded down to the closest integer) minus $7.00 and (2) the denominator of which is 5, plus (C) the Unpaid Dividends with respect to such share, or
     (iii) if the Company Stock Price is $12.00 or greater per share, then $225 per share of Company Series B Preferred Stock (subject to equitable adjustments to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), plus the Unpaid Dividends with respect to such share;
provided, however, that in the event that an Optional Special Dividend (as defined in the Company’s Certificate of Designation of Series B Preferred Stock) shall have been declared, the per-share amount otherwise payable pursuant to this Section 1.5(d) shall be reduced by $100.
As used in this Section 1.5(d), the following terms shall have the meanings specified below:
     “Company Stock Price” means as of the day immediately preceding the day on which the Effective Time occurs, the average of the representative bid and asked prices for the Company Common Stock quoted on the Nasdaq Global Market (“Nasdaq”) as of 4:00 P.M., New York time, or, if the Company Common Stock is not then quoted on Nasdaq, the average of the closing sales prices on the principal securities exchange on which the Company Common Stock is then listed, in each such case over a period of 20 days consisting of the 20 consecutive trading days prior to such day. If at that time the Company Common Stock is not listed on any securities exchange or quoted on Nasdaq, the “Company Stock Price” shall be the fair market value thereof as determined by the Board of Directors of the Company in good faith.
     “Unpaid Dividends” means, with respect to a share of Company Series B Preferred Stock, dividends that have accrued but not yet been paid with respect to such share, pursuant to the terms of the Company’s Certificate of Designation of Series B Preferred Stock, as of the Dividend Payment Date (as defined in such Certificate of Designation) immediately preceding the date on which the Effective Time occurs.
          (e) At the Effective Time, all such shares of Company Common Stock and the associated Rights, and all such shares of Company Series B Preferred Stock, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate representing any such shares or of uncertificated shares of Company Stock which immediately prior to the Effective Time were registered to such holder on the stock transfer books of the Company (the “Uncertificated Shares”), in each case not constituting Dissenting Shares, shall cease to have any rights with respect to such shares, except the right to receive the Exchange Amount in respect of each such share of Company Common Stock and the Preferred Amount in respect of each such share of Company Series B Preferred Stock.
          (f) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time which are held of record by stockholders who shall not have voted such shares in favor of the Merger and who shall have demanded properly in writing appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Exchange Amount as set forth in Section 1.5(c), but the holders of such shares instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if such a holder fails to demand properly in writing from the Surviving Corporation the appraisal of his or its shares in accordance with Section 262(d) of the DGCL or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish his or its entitlement to appraisal rights as provided in Section 262 of the DGCL, if so required, or (ii) if the applicable court shall determine that such holder is not entitled to receive payment for his or its shares or such holder shall otherwise lose his or its appraisal rights, then, in any such case, each share of Company Common Stock held of record by such holder or holders shall be treated as if it had been converted as of the Effective Time into the right to receive the Exchange Amount. Any cash paid in respect of Dissenting Shares shall be paid by the Company solely with its own funds, and the Company shall not be reimbursed for such payments by Parent or any of its Subsidiaries, either directly or indirectly. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to direct all communications, negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
          (g) If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Exchange Amount and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Exchange Amount or any such other amounts payable pursuant to this Agreement.
          Section 1.6 Parent to Make Cash Available.
          (a) Exchange of Certificates. Prior to the Effective Time, Parent shall authorize a commercial bank or trust company or such other person or persons as shall be reasonably acceptable to the Company to act as Exchange Agent hereunder (the “Exchange Agent”). Prior to the Effective Time, (i) Parent shall deposit with the Exchange Agent cash as required to make (A) all payments to the holders of the Company Common Stock contemplated by Section 1.5(c), and (B) all payments to the holders of Company Stock Options contemplated by Section 5.5(a), and (ii) the Company shall deposit with the Exchange Agent cash as required to make (A) all payments to the holders of Company Series B Preferred Stock contemplated by Section 1.5(d) and (B) any dividend payment to be made pursuant to Section 5.13 (such amounts described in (i) and (ii) collectively, the “Exchange Fund”). The Exchange Agent shall make such payments out of the Exchange Fund.

          (b) Exchange Procedures. Parent shall mail, or instruct the Exchange Agent, as soon as practicable after the Effective Time, to mail, to each record holder of a share or shares of Company Common Stock, together with any associated Rights, and each holder of Company Series B Preferred Stock converted in the Merger a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon actual delivery of the certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock, together with any associated Rights, converted in the Merger (the “Certificates”) or transfer of the Uncertificated Shares to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates, or the transfer of Uncertificated Shares, in exchange for cash, and which shall be reasonably satisfactory to the Company). Upon (i) surrender for cancellation to the Exchange Agent of one or more Certificates evidencing shares of Company Stock, together with a properly completed letter of transmittal by, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares from or on behalf of, a holder of shares of Company Stock, such holder shall be entitled to receive in cash in exchange therefor, in accordance with the terms of this Agreement, the Exchange Amount or Preferred Amount, as applicable, with respect to each share of Company Stock represented by such Certificate(s) or Uncertificated Share(s). Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Exchange Amount or the Preferred Amount, as applicable (except in the case of Dissenting Shares). If any portion of the Exchange Amount or Preferred Amount is to be paid to an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”), other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (x) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (y) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
          (c) Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock at the Effective Time (collectively, the “Company Stockholders”) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of any Law, including any state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholders in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent. For purposes of this Agreement, “Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Entity, as the same may be amended from time to time unless expressly specified otherwise herein.
          Section 1.7 Return of Exchange Fund. Except as set forth in an agreement among Parent, the Company and the Exchange Agent with respect to the Exchange Fund, any portion of the Exchange Fund which remains undistributed to the Company Stockholders for six months after the Effective Time shall be delivered to Parent or to the Company, respectively, upon demand of Parent or the

Company, as the case may be, and any such Company Stockholders who have not exchanged shares of Company Stock for the Exchange Amount or the Preferred Amount, as applicable, in accordance with this Article I prior to such date shall thereafter look only to Parent for payment of their claim for any Exchange Amount and only to the Company for payment of their claim for any Preferred Amount. Neither Parent nor the Surviving Corporation shall be liable to any Company Stockholder for any such cash which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
          Section 1.8 No Further Ownership Rights in Company Stock. All cash paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Stock together with any associated Rights (including the rights to any related dividends) represented by such Certificates or Uncertificated Shares.
          Section 1.9 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, the Exchange Agent or Parent, such Certificates or Uncertificated Shares shall be canceled and exchanged as provided in this Article I.
          Section 1.10 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the consideration to which the holder of such Certificate is entitled pursuant to this Article I.
          Section 1.11 Further Assurances. If at any time at or after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.
          Section 1.12 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Bryan Cave LLP, One Metropolitan Square, 211 N. Broadway, Suite 3600, St.

Louis, Missouri 63102, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) or at such other time and place as Parent and the Company shall agree.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
          Parent and Sub represent and warrant to the Company as follows:
          Section 2.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.
          Section 2.2 Authority. Each of Parent and Sub has all requisite corporate power to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
          Section 2.3 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 have been obtained and all filings and obligations described in this Section 2.3 have been made, and except as set forth in Section 2.3 of the letter dated and delivered to the Company on the date of this Agreement, which letter relates to this Agreement and is designated the Parent Letter (the “Parent Letter”), the execution and delivery of this Agreement does not, and the consummation by Parent and Sub of the Transactions and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of, or the acceleration of any obligation under, or the termination or material alteration of (a) the Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Sub, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, license, instrument, permit, concession, franchise or other agreement applicable to Parent or any of its Subsidiaries or (c) any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (b) or (c), any such violations, defaults, rights, liens, security interests, charges or encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the Transactions. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the Transactions require no action by or in respect of, or filing with, any domestic (federal or state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a

“Governmental Entity”), except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), (ii) applicable requirements, if any, of the German Federal Cartel Office, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iv) applicable requirements, if any, of the New York Stock Exchange, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent the consummation of any of the Transactions. For purposes of this Agreement (A) “Material Adverse Effect” means, when used with respect to Parent or the Company, as the case may be, any event, change or effect that (1) would prevent, impair or materially delay the ability of Parent or the Company, as the case may be, to consummate the Merger or (2) individually or when taken together with all other such events, changes or effects is materially adverse to the business, financial condition, assets or results of operations of Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, as the case may be, except to the extent resulting from (x) any changes or events generally affecting the United States economy or the industry in which the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, operate; provided that such change or event (I) does not specifically relate to (or have the effect of specifically relating to) Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, and (II) is not disproportionately adverse to Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, than to other companies operating in the industries in which Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, operate, and (y) the execution or announcement or compliance with the terms of this Agreement; and (B) “Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.
          Section 2.4 Company Proxy Statement. None of the information to be supplied in writing by Parent or Sub for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholder Meeting (the “Company Proxy Statement”) or any amendment or supplement thereto will, at the time of the mailing of the Company Proxy Statement or any amendment or supplement thereto and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          Section 2.5 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, or any of its or their properties, assets or business, that, individually or in the aggregate, would materially impair the ability of Parent or Sub to consummate the Merger. There are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries or its or their properties, assets or business that, individually or in the aggregate, would materially impair the ability of Parent or Sub to consummate the Merger. As of the date of this Agreement, there are no actions, suits, or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their properties, assets or business, in each case relating to the Transactions. For purposes of this Agreement, “Knowledge of Parent” means the knowledge of the individuals identified in Section 2.5 of the Parent Letter upon due inquiry.
          Section 2.6 No Required Vote of Parent Shareholders. No vote of the shareholders of Parent is required by law, the Certificate of Incorporation of Parent, the Bylaws of Parent or otherwise in order for Parent to consummate the Merger and the other Transactions.
          Section 2.7 Brokers. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.
          Section 2.8 Operations of Sub. Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
          Section 2.9 Sufficient Funding. On the date of this Agreement Parent has, and immediately prior to the Effective Time Parent will have, all necessary funds to make all the payments contemplated by this Agreement to be made by Parent on a timely basis.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company represents and warrants to Parent and Sub as follows:
          Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or company power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where such qualification is necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available to Parent true, complete and correct copies of the Company Charter and Company Bylaws as in effect on the date of this Agreement.
          Section 3.2 Capital Structure.
          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 21,000,000 shares of capital stock of which 20,000,000 are shares of Company Common Stock, and 1,000,000 are preferred stock, of which (i) 100,000 shares have been designated as Series A Junior Participating Preferred Stock and have been reserved for issuance upon exercise of the Rights distributed to the holders of Company Common Stock pursuant to the Rights Agreement and (ii) 50,000 shares have been designated as Company Series B Preferred Stock. At the close of business on May 10, 2007, (A) 14,500,494 shares of Company Common Stock (including associated Rights) were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (B) no shares of Series A Junior Participating Preferred Stock were issued or outstanding, (C) 9,820 shares of Company Series B Preferred Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and (D) 239,325 shares of Company Common Stock were reserved for issuance pursuant to options to purchase shares of Company Common Stock (“Company Stock Options”) issued and outstanding pursuant to the Company Stock Plans, each of which shares will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. No Subsidiary of the Company and, except as set forth in Section 3.2(a)(i) of the letter dated and delivered to Parent on the date of this Agreement by the Company, which letter relates to this Agreement and is designated the Company Letter (the “Company Letter”), no Affiliate of the Company owns any shares of capital stock of the Company. Section 3.2(a)(ii) of the Company Letter contains a complete and correct list of each outstanding Company Stock Option, including with respect to each such option the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto. A true and complete copy of the Rights Agreement as in effect as of the date of this Agreement has been made available to Parent prior to the date of this Agreement. For purposes of this Agreement, (1) “Company Stock Plans” means the Amended and Restated Stratos International, Inc. 2003 Stock Plan and the Stratos Lightwave, Inc. 2000 Stock Plan, (2) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person and (3) “made available” means that the information referred to (x) was actually delivered to Parent prior to 5:00 p.m. Central Time on May 11, 2007 or (y) was posted prior to 9:00 a.m. Central Time on May 11, 2007 on the Company’s electronic data site.
          (b) Other than the Company Series B Preferred Stock, there are no outstanding bonds, debentures, notes or other obligations or indebtedness the holders of which have the right to vote (or convert into or be exercised for securities having the right to vote) with the holders of the Company Common Stock on any matter. As of the date of this Agreement, except (i) as set forth in Section 3.2(a), (ii) for the issuance of shares of Company Common Stock since May 10, 2007 pursuant to Company Stock Options outstanding on such date and (iii) for shares reserved or issuable in connection with the Rights Agreement, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of or other ownership interest in the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (C) options, warrants, calls, rights, puts or agreements to acquire from the Company, or other obligations of the Company to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any shares of capital stock, other voting securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, put or agreement, or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (A) though (D) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, except as set forth in the Company Charter with respect to the Company Series B Preferred Stock (which obligations have not been triggered). Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.
          (c) Each outstanding share of capital stock (or other voting security, equity equivalent or ownership interest) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security, equity equivalent or ownership interest) is owned by the Company or another Subsidiary of the Company, free and clear of all mortgages, security interests, liens, encumbrances, claims, pledges, charges, options, rights of first refusal and adverse claims of any kind (collectively, “Liens”) and free and clear of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) other than (w) Liens that are disclosed in the Company Letter, (x) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings, (y) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent, and (z) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey of the property would reveal ((w), (x), (y) and (z) collectively, “Permitted Liens”). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (other than to the extent that the value of the Company Stock is derivative of and provides economic benefits based on the value of the voting securities of or ownership interests in the Subsidiaries of the Company) (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person. Section 3.2(c) of the Company Letter lists all of the Subsidiaries of the Company together with the federal employer identification number of each such Subsidiary.
          Section 3.3 Authority. On or prior to the date of this Agreement, at a meeting duly called and held, the Board of Directors of the Company has (i) declared this Agreement and the Merger advisable and fair to and in the best interest of the Company and its stockholders, (ii) approved and adopted this Agreement in accordance with the DGCL, (iii) approved and adopted an amendment to the Rights Agreement to render the Rights inapplicable to the Merger, this Agreement and the Transactions (a copy of which amendment was provided to Parent by the Company prior to the date of this Agreement), (iv) resolved to recommend the approval and adoption of this Agreement by the Company’s stockholders (the “Company Board Recommendation”), and (v) directed that this Agreement be submitted to the Company’s stockholders for approval and adoption. The Company has all requisite corporate power to enter into this Agreement and, subject to approval and adoption of this Agreement by the stockholders of the Company, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to approval and adoption of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Company’s Board of Directors has instructed the Company to prepare and, subject to review by the members of the Board of Directors, to file the Company Proxy Statement with the SEC.
          Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof will not, (a) result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of, or the acceleration of any obligation under, or the termination or material alteration of (i) the Company Charter or the Company Bylaws, (ii) any provision of the comparable charter or organization documents of any of the Company’s Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease, license, instrument, permit, concession, franchise or other agreement applicable to the Company or any of its Subsidiaries, (iv) any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (b) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, other than, in the case of clauses (a)(ii), (iii) or (iv) or (b), any such violations, defaults, rights, liens, security interests, charges or encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Entity except for (A) compliance with the provisions of the HSR Act and the Exchange Act, (B) applicable requirements, if any, of the German Federal Cartel Office, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (D) applicable requirements, if any, of Nasdaq, and (E) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the Transactions.
          Section 3.5 SEC Documents and Other Reports. (a) The Company has timely filed all required documents with the Securities and Exchange Commission (the “SEC”) since May 1, 2003 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied, and all Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Exchange Act, the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and the Sarbanes-Oxley Act of 2002 (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), as the case may be, and, at the respective times they were filed, none of the Company SEC Documents did, and none of the Company SEC Documents filed subsequent to the date of this Agreement will, contain any untrue statement of a material fact or omit to state a material fact required to be stated

therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) Except as set forth in Section 3.5 of the Company Letter, the Company and, to the Knowledge of the Company, each of its executive officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
          (c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in alerting in a timely manner the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act.
          (d) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. generally accepted accounting principles (“GAAP”). Since April 30, 2006, the Company has not disclosed to the Company’s auditors and audit committee, and the Company’s auditors and audit committee have not identified to the Company, any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information. The Company has no Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.
          (e) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
          (f) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
          (g) Neither the Company nor its Subsidiaries has engaged in any securitization transactions or other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Securities Act) since May 1, 2003.

          (h) Since May 1, 2003, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act which have not been so disclosed.
          (i) The consolidated financial statements (including, in each case, any notes thereto) of the Company included or incorporated by reference in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as set forth in Section 3.5(i) of the Company Letter or as required by GAAP, neither the Company nor any of its Subsidiaries has, between April 30, 2006 and the date of this Agreement, made any material change in the accounting practices or policies applied in the preparation of financial statements.
          Section 3.6 Company Proxy Statement. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.6 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein. The Company Proxy Statement will, when filed, comply as to form in all material respects with the provisions of the Exchange Act.
          Section 3.7 Absence of Certain Changes or Events. Since April 30, 2006, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and (a) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (b) there has not been any damage, destruction, or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries whether or not covered by insurance other than immaterial damage, destruction or loss or damage, destruction or loss of assets or properties immaterial to the Company and its Subsidiaries in the aggregate, (c) neither the Company nor any of its Subsidiaries have declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock or other securities or ownership interests (other than regularly scheduled dividends with respect to the Company Series B Preferred Stock consistent with the Company’s past practice with respect to payment date and amount); (d) the Company and its Subsidiaries have not incurred any indebtedness in excess of $100,000 in the aggregate, or guaranteed such indebtedness of another Person, or issued or sold any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries; (e) the

Company and its Subsidiaries have not transferred, leased, licensed, sold, mortgaged, pledged, placed a Lien upon or otherwise disposed of any of the Company’s or its Subsidiaries’ property or assets (including capital stock or other securities or ownership interests of any of the Company’s Subsidiaries) with a fair market value in excess of $100,000 in the aggregate, other than sales of inventory and equipment in the ordinary course of business consistent with past practice, (f) neither the Company nor any of its Subsidiaries have acquired any business, whether by merger, consolidation, purchase of property or assets or otherwise, and (g) there has not been any increase in the compensation payable or to become payable to the Company’s or any of its Subsidiaries’ officers, other than increases during fiscal 2007 (commencing May 1, 2006) in the ordinary course of business consistent with past practice.
          Section 3.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, exemptions, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease, use, sell and operate its properties and other assets and to carry on its business as it is now being conducted (the “Company Permits”). The Company and each of its Subsidiaries is and, since January 1, 2003, has been in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in violation of (i) its charter, by-laws or other organizational documents, (ii) any applicable Law or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to nor has been threatened to be charged with or given notice or other communication alleging or relating to a possible violation of applicable Laws, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          Section 3.9 Tax Matters. Except as otherwise set forth in Section 3.9 of the Company Letter:
          (a) (i) the Company and each of its Subsidiaries have filed all Tax Returns required to have been filed in a timely manner, or appropriate extensions have been properly obtained, and such Tax Returns are correct and complete, and no penalties or charges are due with respect to the late filing of any Tax Return required to have been filed, except to the extent that any failure to so file (or timely file) or any failure to be correct and complete has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) all Taxes shown to be due on such Tax Returns and any other Taxes that the Company or its Subsidiaries are otherwise obligated to pay have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to so pay or so obtain such an extension has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iv) the Company and each of its Subsidiaries do not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or, to the Company’s Knowledge, threatened; (v) all material deficiencies asserted or assessments made as a result of any examination of Taxes or Tax Returns by any taxing authority have been paid in full; (vi) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or Tax matters or agreed to any extension of time with respect to a Tax assessment or deficiency; and (vii) the Company and its Subsidiaries have provided adequate reserves, in accordance with GAAP, as reflected in the most recent consolidated financial statements of the Company and its Subsidiaries contained in the Company SEC Documents for any Taxes of the Company or any of its Subsidiaries that have not been paid.
          (b) Except as set forth in Section 3.9(b) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to, is otherwise bound by, or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement.
          (c) None of the Company or its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting prior to the Closing Date under Code Section 481; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (C) installment sale or intercompany transaction (as defined in Treasury Regulation Section 1502-13) made on or prior to the Closing Date.
          (d) Except as set forth in Section 3.9(d) of the Company Letter, neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
          (e) The Company has made available to Parent true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for the Tax years ending April 30, 2002 through April 30, 2006.
          (f) There is no Contract, plan or arrangement of the Company or its Subsidiaries covering any Person that, individually or collectively, would reasonably be expected to result in compensation in excess of the deduction limitation set forth in Code Section 162(m). Neither the Company nor its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that would reasonably be expected to obligate it to make any payments that, in whole or in part, will not be deductible under Section 280G of the Code, except as set forth in Section 3.9(f) of the Company Letter.
          (g) Neither the Company nor any of its Subsidiaries has in any year for which the applicable statute of limitations remains open distributed capital stock of another Person, or has had its capital stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.
          (h) Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Governmental Entity with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

           (i) None of the Tax Returns referred to in Section 3.9(a) and, to the Knowledge of the Company, no other Tax Return, contains any position that is, or would be, subject to penalties under Code Section 6662 (or any corresponding provisions of state, local or non-U.S. Tax Law) that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has entered into any “listed transactions” as defined in Treasury Regulation 1.6011-4(b)(2), and the Company and its Subsidiaries have properly disclosed all reportable transactions as required by Treasury Regulation 1.6011-4, including filing Forms 8886 with Tax Returns and with the Office of Tax Shelter Analysis.
          (j) None of the assets of the Company or any of its Subsidiaries is property that the Company or any of its Subsidiaries is required to treat as being a “safe harbor lease” within the meaning of Code Section 168(f)(8), as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.
          (k) None of the assets of the Company or any of its Subsidiaries has been financed with or directly or indirectly secures any debt the interest on which is tax-exempt under Code Section 103(a). Neither the Company nor any of its Subsidiaries is a borrower or guarantor of any outstanding industrial revenue bonds, and neither the Company nor any of its Subsidiaries is a tenant, principal user or related person to any principal user (within the meaning of Code Section 144(a)) of any property that has been financed or improved with the proceeds of any outstanding industrial revenue bonds.
          (l) None of the assets of the Company or any of its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.
          (m) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.
          (n) The Company has not received any capital contributions during the 2-year period ending on the date of this Agreement, except in connection with the exercise of Company Stock Options.
For purposes of this Agreement, (x) “Taxes” means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, (y) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and (z) “Treasury Regulations” means the rules and regulations under the Code issued by the U.S. Department of Treasury.
          Section 3.10 Orders and Actions. Except as set forth in Section 3.10 of the Company Letter, there are no outstanding rulings, orders, judgments, injunctions, awards or decrees of any Governmental Entity or, to the Knowledge of the Company, investigations by any Governmental Entity, against or involving the Company or any of its Subsidiaries, or any of its or their properties, assets or business or any Company Plan that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the Merger. Except as set forth in Section 3.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, which would be before) any Governmental Entity, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that seeks to prevent, enjoin, alter or materially delay the Merger or any of the other Transactions or otherwise would reasonably be expected to materially impair the ability of the Company to consummate the Merger. As of the date of this Agreement, there are no actions, suits, or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their properties, assets or business, in each case relating to the Transactions. For purposes of this Agreement, “Knowledge of the Company” means the knowledge of the individuals identified on Section 3.10 of the Company Letter upon due inquiry.
          Section 3.11 Employee Benefits.
U.S. Employee Benefits
          (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Plan complies in all respects with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other applicable statutes and governmental rules and regulations. Neither the Company nor any of its ERISA Affiliates has withdrawn from any Multiemployer Plan or instituted, or is currently considering taking, any action to do so. Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Plan subject to Title IV of ERISA.
          (b) To the Knowledge of the Company, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate or Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law, other than liabilities for benefits payable in the normal course, which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (c) As used herein, (i) “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (other than a Multiemployer Plan)), a “welfare plan” (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, (ii) “Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, “ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the

Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder. Copies of such Company Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.
          (d) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent prior to date of this Agreement copies of the most recent Internal Revenue Service determination letters with respect to each such Company Plan. No events have occurred with respect to any Company Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (e) Except as set forth in Section 3.11(e) of the Company Letter, none of the named executive officers of the Company (as defined under the Exchange Act) has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the Transactions or otherwise within one year after the date of the Closing (the “Closing Date”).
          (f) Except as set forth in Section 3.11(f) of the Company Letter, with respect to each current or former employee or independent contractor of the Company or any of its Subsidiaries, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person. Section 3.11(f) of the Company Letter lists (A) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the Transactions and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been made available to Parent prior to the date of this Agreement and (B) the maximum aggregate amounts so payable to each such individual as a result of the Transactions and/or any subsequent employment termination (whether by the Company or the officer).
          (g) Except as disclosed in Section 3.11(g) of the Company Letter, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code and except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 and regulations promulgated thereunder, as amended from time to time.

           (h) Except as disclosed in Section 3.11(h) of the Company Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the fiscal year ended April 30, 2006. Except as disclosed in Section 3.11(h) of the Company Letter, no condition exists that would prevent the Company from amending or terminating any Company Plan without liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.
          (i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Company Plan before any Governmental Entity which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (j) No promise to any existing or former employee of the Company or any of its Subsidiaries has been provided offering a defined benefit pension at retirement or separation of service.
U.K. Employee Benefits
          (k) Other than the designated stakeholder pension scheme required by UK law and the personal pension plans of the individuals set forth in Section 3.11(k) of the Company Letter and those other benefits cited under (aa), (cc) and (dd) below, there are no other Employee Benefit Plans associated with the Company’s UK Subsidiary, Stratos Limited (“Limited”), incorporated under the laws of England and Wales. For purposes of this Agreement, “Employee Benefit Plan” means any agreement or arrangement for the provision of pensions, allowances, lump sums or other like benefits on retirement, death or long term ill health for the benefit of any current or former employee or the employee’s spouse, children or dependents. Limited makes contributions toward the pension plans of the individuals set forth on Section 3.11(k) of the Company Letter but makes no contribution to the stakeholder pension scheme.
          (l) Limited has not, prior to the date hereof, paid, provided or contributed toward, and Limited has not proposed to pay, provide or contribute toward, and is not under any obligation, liability or commitment however established and whether or not legally enforceable to pay, provide or contribute toward, any other Employee Benefit Plan or any ex-gratia pensions, lump sums or like benefits for any current or former employees (or any spouse, child or dependent of any of them) of Limited or of any predecessor in business of Limited.
          (m) All contributions payable by Limited to the Employee Benefit Plans which are due have been paid by the due date for payment. There are no expenses outstanding in relation to the Employee Benefit Plans. In respect of any employee who is covered for lump sum death benefits, those benefits are fully insured with an insurance company authorized to carry on business under the Financial Services and Markets Act 2000 on normal terms and all premiums payable have been paid. All contracts of insurance relating to the Employee Benefit Plans are valid and enforceable and no circumstances exist which may enable the insurers to avoid liability under them.
          (n) When relevant, the Employee Benefit Plans are registered within the meaning of the Finance Act 2004 and comply in all material respects with the provisions of all relevant documentation statutes, regulations and requirements including those of the Pensions Regulator.

           (o) Limited has complied with all of its obligations and duties in respect of the Employee Benefit Plans, including without limitation the requirements of the Employee Benefit Plan’s documentation, Her Majesty’s Revenue and Customs, The Pensions Regulator and the Department of Work and Pensions, other than noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (p) Limited does not hold and is not named on a contracting-out certificate (within the meaning of the Pension Schemes Act 1993).
          (q) The Employee Benefit Plans provide only money purchase benefits within the meaning of Section 181 of the Pension Schemes Act 1993. Neither Limited nor the trustees of the Employee Benefit Plans have given any promise or assurance (oral or written) to any beneficiary that such beneficiary’s benefits under the Employee Benefit Plans will be calculated wholly or partly by reference to any person’s remuneration or will constitute (approximately or exactly) any particular amount.
          (r) There are no claims or actions in progress or pending, nor any reason for such claims or actions, in respect of any pension arrangement which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no unresolved disputes under the internal dispute resolution procedures of the Employee Benefit Plans which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. In particular:
          (i) there has been no notification of any matter to or any investigation by the Pensions Regulator, the Pensions Advisory Service, or the Pensions Ombudsman;
          (ii) no civil or criminal penalty, fine or sanction has been imposed on or against the trustees, Limited or any participating employer of any Employee Benefit Plan; and
          (iii) neither Limited nor any participating employer has given any indemnity to any person in connection with any Employee Benefit Plan; and
          (iv) there are no circumstances which may give rise to any of the above.
          (s) If any employee’s employment has previously been transferred to Limited as a consequence of the transfer of an undertaking within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”), no liability to provide a benefit under any occupational pension scheme will transfer after the Effective Time notwithstanding the exclusion in Regulation 7 of TUPE.
          (t) Since April 27, 2004 neither Limited nor any member of the Company’s group has been a party to an act or a deliberate failure to act (or knowingly assisted in an act or failure to act) to:
          (i) prevent the recovery of any amount of a debt due, or which might become due, in relation to any occupational pension scheme under section 75 or 75A of the Pensions Act 1995; or
          (ii) prevent such a debt becoming due, compromise or otherwise settle such a debt or reduce the amount of such a debt due, or which would otherwise become due.

          (u) No member of the Company’s group is, or has since April 27, 2004 been an associate of or connected with (within the meaning of sections 435 and 249 respectively of the Insolvency Act 1986) any person who is an employer in relation to any occupational pension scheme which is not a money purchase scheme.
          (v) No contribution notice has at any time been issued to Limited under section 38 or 47 of the Pensions Act 2004 or section 75A of the Pensions Act 1995 and no financial support direction issued under section 43 of the Pension Act 2004 has at any time been issued to Limited. Limited is not a party to and has no obligations or liabilities under any arrangements made in relation to any such financial support directions.
          (w) Limited has at all times since October 8, 2001 complied with its obligations relating to the stakeholder pensions under the Welfare Reform and Pensions Act 1999, other than noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (x) The consummation of the Closing will not cause any automatic, immediate or contingent amendments to the governing provisions of the Employee Benefit Plans, whether as to the identity of the persons entitled to exercise any powers or discretions, employer’s or member’s contribution rates, increases to pensions in payment and/or deferment, the benefit structure or otherwise.
          (y) No event has occurred which would or could result in or entitle any person or body of persons (without the consent of Limited) to wind up, terminate or close the Employee Benefit Plans in whole or in part.
          (z) To the Knowledge of the Company, the consummation of the Closing will not cause or result in any increase in the amount of retirement benefits payable or prospectively or contingently payable in respect of any employee and will not accelerate the vesting, timing of funding or payment of any retirement benefits in respect of any employee under the terms of the Employee Benefit Plans.
          (aa) Other than the provision of private medical cover to designated employees, there are no other healthcare plans provided consequent to employment with Limited.
          (bb) Other than the Company Stock Plans, there are no share scheme arrangements relevant to current or past employees or directors of Limited and no share scheme arrangements approved or seeking approval by Her Majesty’s Revenue and Customs.
          (cc) Other than the Income Protection/Disability cover provided for the individuals set forth in Section 3.11(k) of the Company Letter, there are no other Employee Benefit Plans providing long term ill-health benefits.
          (dd) Other than the life cover insurance provided in respect of the individual set forth in Section 3.11(dd) of the Company Letter, there are no other Employee Benefit Plans providing death benefits.
          Section 3.12 Labor Matters. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and neither the Company nor any of its Subsidiaries recognizes a trade union, works council or other body representing employees. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          Section 3.13 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of CIBC World Markets Corp. to the effect that, as of May 11, 2007 (the date of the meeting of the Board of Directors of the Company at which this Agreement was approved and adopted), the Exchange Amount is fair, from a financial point of view, to holders of Company Common Stock, an executed copy of which opinion will be delivered by the Company to Parent solely for informational purposes promptly after receipt thereof by the Company.
          Section 3.14 Required Vote of Company Stockholders. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock and Company Series B Preferred Stock, voting together as a single class, (the “Company Stockholder Approval”) is required to approve the Merger and adopt this Agreement. No other vote of the securityholders of the Company is required by law, the Company Charter or the Company Bylaws or otherwise in order for the Company to consummate the Merger and the Transactions.
          Section 3.15 Intellectual Property.
          (a) Section 3.15(a) of the Company Letter contains a true and complete list of (i) all domain names, patents and patent applications, registered copyrights, registered trademarks, registered service marks and applications for registration of any of the foregoing, (ii) all material unregistered trademarks and service marks, and (iii) all other material registrations and applications for registration of any Intellectual Property owned, in whole or in part, legally or beneficially, by the Company or any of its Subsidiaries ((i) and (iii) collectively, the “Registered Intellectual Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all Registered Intellectual Property is subsisting, valid and enforceable, and no item of Registered Intellectual Property has been found to be, nor has the Company or any of its Subsidiaries received any notice alleging that such item is, invalid, expired, cancelled, unenforceable or ineffective for any reason. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all items of Registered Intellectual Property have been assigned to the Company or one of its Subsidiaries, and the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to each such item of Registered Intellectual Property, free and clear of all Liens other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all maintenance, renewal and other fees required to maintain the Registered Intellectual Property have been paid.
          (b) Except as set forth in Section 3.15(b)(i) of the Company Letter, the Company and its Subsidiaries own or have a valid right to use (in each case, free and clear of any Liens) all Intellectual Property used in or necessary to conduct the business of the Company and its Subsidiaries as it has been conducted, is currently conducted and is reasonably anticipated to be conducted, except where the failure to have such Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, except as set forth in Section 3.15(b)(ii) of the Company Letter, neither the Company nor any of its Subsidiaries (whether directly, as a contributory infringer, through inducement or otherwise) has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, except where such infringement, misappropriation or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, except as set forth in Section 3.15(b)(iii) of the Company Letter, neither the Company nor any of its Subsidiaries has received any written notice (including, without limitation, any “cease and desist” or “invitation to license” letter or notice) or otherwise has Knowledge of any pending or threatened claim, action, suit, order or proceeding, or third party allegation, with respect to any material Intellectual Property, or involving an assertion that the Company or any of its Subsidiaries, any services provided, disclosures made, marketing or advertising materials or activities provided or performed, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any Person or constitutes unfair competition or trade practices.
          (c) Except as set forth in Section 3.15(c) of the Company Letter, no Person has challenged, infringed, misappropriated or violated any Intellectual Property owned by and/or licensed (or sublicensed) from or to the Company or any of its Subsidiaries, except where such challenge, infringement, misappropriation or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the consummation of the Transactions will not, except as set forth in Section 3.15(d) of the Company Letter: (i) alter, encumber, impair or extinguish any Intellectual Property owned by or licensed to or from the Company or any of its Subsidiaries; (ii) impair the ability of Parent, the Company or any of their respective Subsidiaries to develop, use, sell, license, otherwise exploit or dispose of, or to bring any action for violation of, any Intellectual Property of the Company or any of its Subsidiaries; or (iii) by operation of law, contractual terms, or other means, cause the Company or any of its Subsidiaries to lose or forfeit any Intellectual Property granted to the Company or any of its Subsidiaries pursuant to license, or to infringe, misappropriate, or otherwise violate the Intellectual Property of any Person that would not be infringed, misappropriated or otherwise violated, but for the consummation of the Transactions.
          (e) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to own all Intellectual Property arising from the conduct of the business of the Company and its Subsidiaries and to maintain the confidentiality of all trade secrets, confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person (“Trade Secrets”), in each case owned, used or held for use by the Company or any of its Subsidiaries.
          (f) To the Company’s Knowledge, no government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property owned, or purportedly owned, by the Company or any of its Subsidiaries, and to the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who contributed to the creation or development of any Intellectual Property owned, or purportedly owned, by the Company or any of its Subsidiaries performed services relating to Intellectual Property creation for the government or a university, college, other educational institution or research center during a period of time during which such person was also performing services for the Company or any of its Subsidiaries.
          (g) For purposes of this Agreement, “Intellectual Property” means all intellectual property rights and industrial rights of any type or nature, however denominated, throughout the world, including without limitation rights in: (A) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing, all common law rights thereto, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (B) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (C) Trade Secrets and know-how; (D) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (E) moral rights, database rights, design rights, mask works, industrial property rights, publicity rights and privacy rights; (F) shop rights; and (G) choses in action and administrative rights (such as rights to oppose, interfere, and cancel) arising from the foregoing.
          Section 3.16 Environmental.
          (a) Except as set forth in Section 3.16 of the Company Letter, the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits, except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, (i) “Environmental Law” shall mean any Law, or any agreement with any Governmental Entity or other Person, relating to (A) the control of any potential pollutant or protection of the air, water or land, (B) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (C) human health and safety, (D) the environment, or (E) Hazardous Substances, (ii) “Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement, and (iii) “Hazardous Substance” shall mean any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.
          (b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary or their respective facilities and relating to or arising out of any Environmental Law or regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations; and (ii) there are no liabilities or environmental investigatory, remedial or corrective obligations, or other obligations reasonably likely to require any material increase in the expenditure of money by the Company or any of its

Subsidiaries in the future to maintain compliance with Environmental Laws, of the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.
          (c) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been made available to Parent.
          (d) Notwithstanding anything to the contrary in this Agreement, for all purposes of this Section 3.16, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries to the extent the Company or any of its Subsidiaries has had, or would reasonably be expected to have, any liability for any action, omission or conduct of such predecessor entity.
          Section 3.17 Material Contracts.
          (a) Section 3.17(a) of the Company Letter lists each of the following contracts, agreements, obligations, commitments, arrangements, understandings, instruments, permits, leases and licenses (each, a “Contract”), whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement and which has any continuing obligation(s), contingent or otherwise (each such Contract listed or required to be so listed, a “Company Material Contract”):
     (i) any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to the Company or any of its Subsidiaries of more than $100,000 on an annual basis or $100,000 in the aggregate (other than purchase orders arising in the ordinary course of business);
     (ii) any Contract to sell products or to provide services to third parties which the Company knows or has reason to believe is at a price based on current cost of goods sold which would result in a net loss to the Company on the sale of such products or provision of such services, or contains terms or conditions which the Company cannot reasonably expect the Company to satisfy or fulfill in whole or in part;
     (iii) any material sales agency, sales representation, distributorship or franchise agreement (any such agreement shall be considered material if it involves more than $25,000 on an annual basis);
     (iv) any Contract or series of related Contracts involving payments by or to the Company or any of its Subsidiaries of more than $100,000 in the aggregate that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement;

     (v) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $100,000 (other than between the Company and its Subsidiaries or between Subsidiaries of the Company);
     (vi) any Contract relating to any interest rate, currency or commodity hedging, swaps, caps, floors and option agreements and other risk management or derivative arrangements;
     (vii) any Contract restricting the payment of dividends or the repurchase of stock or other equity;
     (viii) any material joint venture, profit sharing, partnership agreements or other similar agreements;
     (ix) any Contracts or series of related Contracts relating to the acquisition or disposition of the securities of any Person, any business or any assets outside the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise);
     (x) any Contract with a Governmental Entity, other than routine sales Contracts of less than $10,000;
     (xi) all leases or subleases for personal property involving annual expense in excess of $100,000 and not cancelable by the Company (without premium or penalty) within 12 months;
     (xii) (A) all Contracts (1) explicitly granting any covenant not-to-sue with respect to Intellectual Property or (2) granting any rights in Intellectual Property to or from the Company or any of its Subsidiaries (whether such rights are ownership or license rights), and (B) any other license (other than real estate) involving Intellectual Property, which, in the case of (A)(2) and (B), is material to the operation of the business of the Company and its Subsidiaries, or has an aggregate value per license, or involves payments by or to the Company or any of its Subsidiaries, of more than $100,000 on an annual basis;
     (xiii) any Contract that (A) limits the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person, in any territory, or in any field of commercial activity or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity, “most favored nation”, rights of first refusal, rights of first negotiation or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;
     (xiv) all confidentiality agreements (other than confidentiality agreements with respect to the sale of the Company and confidentiality agreements arising in the ordinary course of business), all agreements by the Company or any of its Subsidiaries not to acquire assets or securities of a third party (including standstill agreements) and all agreements by a third party not to acquire assets or securities of the Company or any of its Subsidiaries (including standstill agreements);
     (xv) any material Contract under which the Company or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person (other than guarantees by the Company of obligations of its Subsidiaries and guarantees by the Company’s Subsidiaries of obligations of the Company or other Subsidiaries of the Company);
     (xvi) any Contract providing for the payment of any cash or other benefits upon the sale or change of control of the Company or a substantial portion of its assets;
     (xvii) any material Contracts (other than confidentiality agreements) with any (A) director of the Company or any of its Subsidiaries; (B) employee who is one of the 10 most highly compensated employees of the Company and its Subsidiaries; (C) record or beneficial owner of five percent or more of the voting securities of Company; or (D) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such employee, director or beneficial owner; and
     (xviii) any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K of the SEC.
          (b) The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 3.17(a) of the Company Letter (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). All of the Company Material Contracts are, and immediately following the consummation of the Transactions will remain, valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms), except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no notice to terminate, in whole or part, any of the same has been served (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served).
          (c) Except as set forth in Section 3.17(c) of the Company Letter, all of the sales Contracts and similar Contracts with respect to the sale of products to which the Company or any of its Subsidiaries is a party (i) provide that the obligations of the Company or the applicable Subsidiary of the Company are limited to replacing defective products and, as a result, (A) prohibit a party from seeking or recovering consequential damages, (B) cap the Company’s or the applicable Subsidiary’s damages, and (C) do not provide for liquidated damages other than in the form of the provision of replacement products or (ii) otherwise explicitly (A) prohibit a party from seeking or recovering consequential damages, (B) cap the Company’s or the applicable Subsidiary’s damages and (C) do not provide for liquidated damages.
          Section 3.18 Properties. Except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (a) with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), the Company or one of its Subsidiaries, as applicable, has good and marketable title to the

Owned Real Property, free and clear of any covenants, conditions, rights, rights of way, encroachments, easements, agreements, restrictions, mortgages, pledges, liens, encumbrances, charges, options, leases, subleases, licenses, and agreements conferring rights of use or occupancy of any portion thereof, and (b) with respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease or license for such property (true, accurate and complete copies of which have been provided to Parent) is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any lessor or other third party thereto, is in breach of or default under such lease, sublease or license, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration by any party thereunder, or prevent, materially delay or, as of the date of this Agreement, materially impair the consummation of the Transactions. Section 3.18 of the Company Letter contains a true and complete list of all Owned Real Property and all Leased Real Property.
          Section 3.19 Antitakeover Statutes and Rights Agreement.
          (a) The Company has taken all action necessary to exempt or exclude the Merger, this Agreement and the Transactions contemplated hereby from Section 203 of the DGCL, and, accordingly, the restrictions on “business combinations” set forth in such Section will not apply to the Transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the Transactions.
          (b) The Company has taken all action necessary to render the rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement and the Transactions. There is no, and there never has been any, “Acquiring Person” (as defined in the Rights Agreement) with respect to the Company Common Stock.
          Section 3.20 Affiliate Transactions. Except as set forth in Section 3.20 of the Company Letter, as of the date of this Agreement, there are no transactions, arrangements or Contracts between the Company or any of its Subsidiaries, on the one hand, and its Affiliates or other Persons (other than its wholly-owned Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
          Section 3.21 No Undisclosed Material Liabilities. To the Knowledge of the Company, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than (a) liabilities disclosed and provided for in the consolidated balance sheet of the Company as of April 30, 2006 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2006 or in the notes thereto, (b) liabilities disclosed and provided for in the consolidated balance sheet of the Company as of January 31, 2007 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2007 or in the notes thereto, (c) liabilities incurred in the ordinary course of business or in connection with the Transactions since January 31, 2007 and (d) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 3.22 Foreign Operations and Export Control. The Company, each of its Subsidiaries, and each officer, director, employee, agent or other Person acting on behalf of the Company or any of its Subsidiaries, has at all times since May 1, 2002 acted:
          (a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law and the nature of the Company’s or a Subsidiary’s activities in such jurisdictions;
          (b) in compliance with all applicable foreign Laws, including without limitation laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;
          (c) without notice of violation of and in compliance with all relevant anti-boycott laws, regulations and guidelines, including without limitation Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons;
          (d) without notice of violation of and, except as has been disclosed to Parent, in compliance with any applicable export or reexport control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including without limitation the United States, the European Union and member states thereof, and any other jurisdiction in which the Company or any of its Subsidiaries is established or from which it exports or reexports, including without limitation the Export Administration Regulations administered by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended from time to time, and without notice of violation of and in compliance with any required export or reexport licenses or authorizations granted under such laws, regulations or orders;
          (e) without notice of violation of and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law; and
          (f) without notice of violation of and in compliance with any and all applicable import laws, orders or regulations of any applicable jurisdiction, as amended from time to time, and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders.
          Section 3.23 Insurance. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company or its Subsidiaries (taking into account the cost and availability of such insurance).
          Section 3.24 Brokers. Except for CIBC World Markets Corp., a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement and the fees and expenses of which will be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the Transactions.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
          Section 4.1 Conduct of Business Pending the Merger.
          (a) Except as required by this Agreement, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of its business consistent with past practice and in compliance with all material applicable Laws and all material governmental authorizations, and use reasonable best efforts to preserve intact its present business organization, maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, keep available the services of its directors, officers and employees and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable Law, from the date of this Agreement until the Effective Time, except as otherwise required by this Agreement or as set forth in Section 4.1 of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:
     (i) (A) other than regularly scheduled dividends with respect to the Company Series B Preferred Stock consistent with the Company’s past practice with respect to payment date and amount, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any shares of its capital stock or other securities, or otherwise make any payments to its stockholders in their capacity as such other than dividends or distributions by Subsidiaries to other Subsidiaries or to the Company, (B) split, combine or reclassify any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than the cancellation of Company Stock Options in connection with the exercise thereof or pursuant to the Rights Agreement;
     (ii) (A) issue, deliver, sell, pledge, dispose of or otherwise encumber, or authorize the issuance, delivery, sale, pledge, disposal or encumbrance of, any Company Securities or Company Subsidiary Securities, other than (1) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement and (2) issuances pursuant to the Rights Agreement or (B) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
     (iii) amend its charter or by-laws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

     (iv) (A) acquire or agree to acquire, (including by merger, consolidation or acquisition of stock or assets) any interest in any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or any material amount of assets from any other Person (other than purchases of inventory in the ordinary course of business or in accordance with Section 4.1(a)(x)), (B) merge or consolidate with any other Person or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;
     (v) sell, lease, license, mortgage, encumber or otherwise dispose of any Subsidiary or any material amount of securities, properties or assets, other than the sale of inventory or obsolete equipment in the ordinary course of business consistent with past practice or pursuant to existing Contracts or commitments disclosed in Section 4.1 of the Company Letter;
     (vi) (A) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business on terms consistent with past practices in an amount not to exceed $100,000 in the aggregate, provided that all such indebtedness for borrowed money must be prepayable at any time by the Company without penalty or premium, or (B) make any loan, advance, investment or capital contribution to, or other investment in, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person, other than loans, advances, investments and capital contributions to or in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices and other than advances of expenses to employees and consultants in the ordinary course of business;
     (vii) (A) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees other than as required pursuant to existing Company Plans, (B) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (C) enter into any employment, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees, or (D) establish, adopt or amend (except as required by applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees, other than benefit arrangements (other than collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock plans or arrangements) with employees in the ordinary course of business;
     (viii) increase the compensation, bonus or other benefits payable or to become payable to its directors, executives or employees, other than in the ordinary course of business consistent with past practice as to timing and amount;
     (ix) transfer or agree to transfer any employee from working for the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries) or induce any employee to resign such employee’s employment with the Company or any of its Subsidiaries;
     (x) incur any capital expenditures or any obligations or liabilities in respect thereof, other than (i) expenditures with respect to commitments in existence on the date of this Agreement which, in the case of material commitments in an amount in excess of $25,000, are set forth in Section 4.1(a)(x) of the Company Letter, or (ii) in an amount in excess of $100,000 individually or $250,000 in the aggregate;
     (xi) create or incur any Lien on any material asset other than any immaterial Lien incurred in the ordinary course of business consistent with past practices;
     (xii) (A) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than in the ordinary course consistent with past practices or (B) terminate or amend, in any material respect which would reasonably be expected to be detrimental to the Company or any of its Subsidiaries, any such Contract or any Company Material Contract or waive any material right thereunder;
     (xiii) terminate, renew, suspend, abrogate, amend or modify in any material respect any Company Permit, other than renewals, amendments or modifications in the ordinary course of business;
     (xiv) make any change in any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act, as approved by the Company’s independent public accountants;
     (xv) settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole or involving a payment by the Company or its Subsidiaries in excess of $100,000, (B) any stockholder litigation or dispute against the Company or any of its officers or directors, or (C) any litigation, arbitration, proceeding or dispute that relates to the Transactions;
     (xvi) grant any license with respect to Intellectual Property of the Company other than non-exclusive licenses granted in the ordinary course of business consistent with past practices or take any action or omit to take any action or make any filing or pay any fee that would reasonably be expected to cause any material Intellectual Property of the Company used or held for use in its business to expire or become invalidated, abandoned or dedicated to the public domain;
     (xvii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities and obligations reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;
     (xviii) fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a similar reasonable cost;
     (xix) take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing;

     (xx) except as required by Law, (A) make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or (B) settle or resolve any material Tax controversy;
     (xxi) enter into any lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property; or
     (xxii)agree, resolve or commit to do any of the foregoing.
          Section 4.2 No Solicitation.
          (a) From the date of this Agreement until the earlier of the Effective Time or the date on which the Agreement is terminated, the Company shall not, and shall cause its Subsidiaries and Affiliates and its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to any Acquisition Proposal (other than a confidentiality agreement to the extent information is permitted to be furnished to the recipient of such information pursuant to this Section 4.2), (iii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iv) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Board Recommendation, recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal, or take any action or make any statement inconsistent with the Company Board Recommendation (any of the foregoing in this clause (iv), an “Adverse Recommendation Change”), or (v) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information. During the term of this Agreement, the Company shall not take any actions to make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal. For purposes of this Agreement, (A) “Acquisition Proposal” shall mean, other than the Transactions, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (1) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or over 15% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (3) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company or (4) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to Parent of the Transactions, and (B) “Third Party” shall mean any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.
          (b) Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by the Company’s stockholders (and in no event after the adoption of this Agreement by the Company’s stockholders), the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 4.2(c), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 4.2(a), has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company reasonably believes (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) will lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall be provided, promptly after its execution, for information purposes only to Parent); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided to Parent, as the case may be, prior to or concurrently with the time it is provided to such Third Party) and (iii) following receipt of a Superior Proposal after the date of this Agreement, make an Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company’s stockholders under applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with the requirements of Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 4.2; provided, that such requirement will in no way eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Agreement. For purposes of this Agreement, “Superior Proposal” shall mean any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company determines in good faith by a majority vote, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (A) that, if consummated, is more favorable to Company’s stockholders from a financial point of view than the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), (B)

that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (C) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.
          (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 4.2(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (and in no event more than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry that would be reasonably expected to lead to an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that a Person acting in good faith would reasonably believe is seeking to make, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, inquiry or request (including any changes thereto). The Company shall keep Parent fully informed, on a reasonably current basis, of the status and details of any such Acquisition Proposal, inquiry or request (including any changes thereto) and shall promptly (and in no event more than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any material terms or conditions of any Acquisition Proposal.
ARTICLE V
ADDITIONAL AGREEMENTS
          Section 5.1 Stockholder Meeting. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (the “Company Stockholder Meeting”) for the purpose of voting on the approval and adoption of this Agreement and approving the Merger. Subject to Section 4.2, the Board of Directors of the Company shall recommend in the Company Proxy Statement and at any other time to the extent necessary to comply with applicable Law that the holders of Company Stock approve and adopt this Agreement and approve the Merger and, subject to Section 4.2, the Board of Directors of the Company shall not withdraw or modify, or propose to withdraw or modify in a manner adverse to Parent, such recommendation and shall take all reasonable lawful action to solicit the Company Stockholder Approval. In connection with the Company Stockholder Meeting, the Company shall (a) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) use its best efforts to obtain the Company Stockholder Approval and (c) otherwise comply with all legal requirements applicable to such meeting.
          Section 5.2 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any action, suit, or claim or legal, administrative or arbitration proceeding or investigation brought by any stockholder of the Company against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent, not to be unreasonably withheld.
          Section 5.3 Access to Information. Subject to applicable Law, during the period from the date of this Agreement through the Effective Time, (a) the Company shall, and shall cause its

Subsidiaries to, give to Parent, its accountants, auditors, counsel, financial advisors and other authorized representatives reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours and upon reasonable notice, all of the Company’s offices, properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants), (b) during such period, the Company shall furnish promptly to Parent, its accountants, auditors, counsel, financial advisors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) the Company shall instruct its employees, accountants, auditors, counsel, financial advisors and other authorized representatives to cooperate with Parent in its investigation. All information obtained pursuant to this Section 5.3 shall be subject to the Confidentiality Agreement between Parent and the Company dated September 27, 2006 (the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.
          Section 5.4 Fees and Expenses.
          (a) Except as provided in this Section 5.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses. All printing expenses shall be paid by the Company and all filing fees (including, without limitation, filing fees under the HSR Act) shall be paid by Parent.
          (b) If a Payment Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to clauses (y) or (z) below, within two business days following such Payment Event, a fee of One Million Three Hundred Thousand Dollars (U.S. $1,300,000.00). For purposes of this Agreement, “Payment Event” shall mean the termination of this Agreement pursuant to (x) Sections 7.1(f) or 7.1(g), (y) Section 7.1(d)(i) (if a vote of the stockholders of the Company at the Company Stockholder Meeting to obtain the Company Stockholder Approval shall not have occurred prior to such termination) or (z) Section 7.1(e), but only if, in the cases of clauses (y) and (z), both (A) prior to the Company Stockholder Meeting, or the End Date, as the case may be, an Acquisition Proposal shall have been made, and (B) within 12 months following the date of such termination: (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Company Common Stock; or (4) the Company adopts or implements a plan of liquidation, a share repurchase relating to more than 50% of the outstanding shares of Company Common Stock or an extraordinary dividend or recapitalization relating to more than 50% of the assets of the Company and its Subsidiaries, taken as a whole (or in any of clauses (1) through (4) the Company shall have entered into any contract or agreement providing for such action).
          (c) The Company acknowledges that the agreements contained in this Section 5.4 are an integral part of the Transactions and that, without these agreements, Parent and Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 5.4, it shall also pay any costs and expenses incurred by Parent or Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

          Section 5.5 Company Stock Plans.
          (a) As of the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled by the Company in consideration for which the holder of such Company Stock Option shall thereupon be entitled to receive promptly (but in no event later than five days) after the Effective Time, a cash payment from the Company in respect of such cancellation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the Exchange Amount over the exercise or purchase price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state and local taxes required to be withheld by the Company.
          (b) All restrictions on shares of Company Common Stock granted pursuant to a Company Stock Plan shall lapse immediately prior to the Effective Time.
          Section 5.6 Reasonable Best Efforts.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective expeditiously the Merger and the other Transactions, including, but not limited to: (i) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that are necessary, proper or advisable to consummate the Transactions, (ii) obtaining and maintaining all consents, approvals, registrations, permits, authorizations, confirmations and waivers required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the Transactions and (iii) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within 10 business days of the date of this Agreement and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and shall use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. In addition, in furtherance and not in limitation of the foregoing, each of Parent and the Company shall make all appropriate filings required by the German Federal Cartel Office with respect to the Transactions as promptly as practicable and shall supply as promptly as practicable any additional information and documentary material that may be requested by the German Federal Cartel Office and shall use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of any applicable waiting periods imposed by the German Federal Cartel Office as soon as practicable. Notwithstanding the foregoing, the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the Transactions or (B) divesting or otherwise holding separate (including by establishing a trust otherwise) (or otherwise agreeing to do any of the foregoing) with respect to Parent or its Subsidiaries or Affiliates or any of their respective businesses, assets or properties.

          (b) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the Transactions and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before it (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (A) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.
          Section 5.7 Public Announcements. Parent and the Company will not issue (and will instruct their respective representatives not to issue) any press release, make any other public statement, or schedule any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions without prior consultation with the other party, and, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rule of any national securities exchange or association or the rules of Nasdaq, shall not issue (and shall instruct their respective representatives not to issue) any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.
          Section 5.8 State Takeover Laws. If any “fair price,” “business combination,” “moratorium” or “control share acquisition” statute or other similar statute or regulation is or shall or may become applicable to the Transactions, Parent and the Company and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of any such statute or regulation on the Transactions.
          Section 5.9 Indemnification; Directors and Officers Insurance.
          (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, however, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
          (b) Any Indemnified Party wishing to claim indemnification under Section 5.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent and the Surviving Corporation of any liability they may have to such Indemnified Party except to the extent such failure prejudices Parent or the Surviving Corporation, as the case may be. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 5.9(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (unless there is a conflict of interest as provided above, in which case the fewest number of counsels necessary to avoid conflicts of interest shall be used), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent.
          (c) Parent shall cause the Surviving Corporation to and the Surviving Corporation shall maintain a policy of officers’ and directors’ liability insurance for acts and omissions occurring prior to the Effective Time (“D&O Insurance”) with coverage in amount and scope at least as favorable as the Company’s directors’ and officers’ liability insurance coverage described in Section 5.9(c) of the Company Letter for a period of six years after the Effective Time; provided, however, that, if the then existing D&O Insurance expires, is terminated or cancelled, or if the annual premium therefor is increased to an amount in excess of 200% of the premium stated in Section 5.9(c) of the Company Letter (the “Current Premium”), in each case during such six year period, the Surviving Corporation will use its reasonable best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium; and provided, further that in lieu of such coverage, Parent may substitute a prepaid “tail” policy for such coverage, which the Company agrees to obtain prior to the Effective Time upon request of Parent. Prior to the Effective Time the Company shall assist Parent as requested in determining the manner in which Parent will comply with the obligations of this Section 5.9(c), but the Company shall not modify, increase, or extend its D&O Insurance for any period beyond the current policy period (and, to the extent the current period would lapse prior to the Effective Time, one year beyond the current period), obtain any “tail” policy or obtain new D&O Insurance or prepay any D&O Insurance, without Parent’s prior consent.
          (d) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 5.9.

          (e) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
          Section 5.10 Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other of:
          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
          (b) any notice or other communication from any Governmental Entity in connection with the Transactions;
          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions;
          (d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions set forth in Sections 6.2 or Section 6.3 not to be satisfied; and
          (e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;
provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.
          Section 5.11 Employee Benefit Plans and Agreements.
          (a) Parent shall take all necessary action so that, throughout the 12-month period beginning at the Effective Time, the Company, the Surviving Corporation and their Subsidiaries maintain for each person who is an employee of the Company or any of its Subsidiaries as of the Effective Time (including each such person who is on vacation, temporary layoff, approved leave of absence, sick leave or short- or long-term disability) (a “Retained Employee”), employee benefits substantially comparable in the aggregate, at Parent’s election, to (i) the benefits provided to the Retained Employee under the Company Plans immediately prior to the Effective Time or (ii) the benefits provided by Parent under the plans and programs generally made available to similarly situated employees of Parent and its Subsidiaries. Parent shall take all necessary action so that after the Effective Time each Retained Employee shall continue to be credited with the unused vacation and sick leave credited to such employee through the Effective Time under the applicable vacation and sick leave policies of the Company and its Subsidiaries, and Parent shall permit or cause the Surviving Corporation and their Subsidiaries to permit such employees to use such vacation and sick leave on substantially the same basis as such vacation and sick leave was usable prior to the Effective Time. Parent shall take all necessary action so that, for all purposes (other than benefit accrual and eligibility for early retirement under any defined benefit plan) under each employee benefit plan maintained by Parent or any of its Subsidiaries in which employees or former employees of the Company and its Subsidiaries become eligible to participate upon or after the Effective Time, each such person shall be given credit for all service with the Company and its Subsidiaries (or all service credited by the Company or its Subsidiaries) to the same extent as if rendered to Parent or any of its Subsidiaries.
          (b) Except as otherwise provided in this Section 5.11, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate, in accordance with its terms, any particular Company Plan or any Employee Benefit Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to offer to continue the employment of any employee (other than as required by the terms of any written employment contract), provided, however, that no such termination or amendment may impair the rights of any person with respect to benefits or any other payments already accrued as of the time of such termination or amendment without the consent of such person.
          (c) Parent shall honor, or cause the Surviving Corporation and their Subsidiaries to honor, all written employment agreements, written bonus agreements, written retention agreements, written severance agreements and any other written agreements with the persons who are directors, officers and employees of the Company and its Subsidiaries, in each case which written agreements have been made available to Parent prior to the date hereof.
          (d) Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees and former employees of the Company and its Subsidiaries under any welfare or fringe benefit plan in which such employees and former employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company for the Retained Employees and former employees prior to the Effective Time, and (ii) provide each Retained Employee and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by such Retained Employee or former employee for the then current plan year under the corresponding welfare plans maintained by the Company prior to the Effective Time.
          Section 5.12 De-Listing and De-Registration. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.
          Section 5.13 Treatment of Nonbusiness Assets. If, as of the Effective Time, the Company is expected to have in Parent’s sole determination, absent taking action pursuant to this provision, “substantial nonbusiness assets” as defined in Section 382(l)(4) of the Code, then the parties agree to take such action as reasonably requested by Parent reasonably prior to the Effective Time to avoid application of Section 382(l)(4) in limiting or reducing the amount of losses that can be utilized following an ownership change. For the avoidance of doubt, such action may include, if requested by Parent, but is not necessarily limited to, the declaration (pursuant to board resolutions in a form reasonably satisfactory to Parent) and payment of a cash dividend to the Company’s stockholders immediately prior to the Effective Time and conditioned upon the consummation of the Merger, in which case the Exchange Amount shall be reduced by the per-share amount of any such cash dividend.
ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER
          Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or, to the extent permissible, waiver) of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote of stockholders of the Company in accordance with applicable Law, the Company Charter and the Company Bylaws.
          (b) HSR. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          (c) Authorizations and Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the Transactions illegal, shall have been obtained, shall have been made or shall have occurred. Without limiting the generality of the foregoing, the approval of the German Federal Cartel Office with respect to the Merger shall have been obtained, if required.
          (d) No Law or Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the Transactions illegal.
          Section 6.2 Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment (or, to the extent permissible, waiver by the Company) of the following conditions: (i) each of Parent and Sub shall have performed in all material respects each of its material agreements contained in this Agreement required to be performed at or prior to the Effective Time, (ii) each of the representations and warranties of Parent and Sub contained in this Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct at the Effective Time as if made as of such time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except as does not have and would not reasonably be expected to have a Material Adverse Effect on Parent at the Effective Time and except as contemplated or permitted by this Agreement, and (iii) the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent certifying Parent’s compliance with clauses (i) and (ii).
          Section 6.3 Additional Conditions to Obligations of Parent and Sub to Effect the Merger. (a) The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment (or, to the extent permissible, waiver by Parent) of the following conditions: (i) the Company shall have performed in all material respects each of its material agreements contained in this Agreement required to be performed at or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct at the Effective Time as if made as of such time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) except as does not have and would not reasonably be expected to have a Material Adverse Effect on the Company at the Effective Time (other than with respect to Section 3.2, as to which this Material Adverse Effect exception shall not apply but which shall be true and correct in all material respects) and except as contemplated or permitted by this Agreement, (iii) Parent shall have received a certificate signed on behalf of the Company by an authorized officer of the Company certifying the Company’s compliance with clauses (i) and (ii), (iv) there shall not have been instituted or pending any action or proceeding by any Governmental Entity or by any other Person (A) challenging or seeking to make illegal or otherwise directly or indirectly to prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the Transactions, (B) seeking to restrain or prohibit Parent’s, Sub’s or any of Parent’s other Affiliates’ (x) ability effectively to exercise full rights of ownership of the Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent, Sub or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s stockholders or (y) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (C) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (v) there shall not have been any action taken, or any applicable Law enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Merger, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (A) through (C) of clause (iv) above, (vi) there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, (vii) the required governmental authorizations and other consents and approvals listed on Section 6.3 of the Parent Letter shall have been obtained and shall be in full force and effect, (viii) the aggregate Preferred Amount shall not exceed $2,209,500 and (ix) the Company shall have taken all action necessary to render the rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement and the Transactions and shall have provided to Parent evidence in a form which is reasonably acceptable to Parent of all such action.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
          Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of this Agreement and the Merger by the stockholders of the Company:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company if the other party shall have failed to perform any covenant or agreement of such other party contained in this Agreement, which failure to comply (i) shall cause the condition set forth in Section 6.2(i) or Section 6.3(i), as the case may be, not to be satisfied and (ii) such condition is incapable of being satisfied by the End Date;
          (c) by either Parent or the Company if there has been a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty which breach (i) shall cause the condition set forth in Section 6.2(ii) or Section 6.3(ii), as the case may be, not to be satisfied and (ii) such condition is incapable of being satisfied by the End Date;
          (d) by Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on November 14, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred by such date; or (ii) there shall be any applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable;
          (e) by Parent or the Company if the stockholders of the Company do not approve and adopt this Agreement at the Company Stockholder Meeting or at any adjournment or postponement thereof;
          (f) by the Company if the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 5.4(b) in accordance with the terms, and at the times, specified therein; and provided, further, that, prior to any such termination, (i) the Company notifies Parent in writing of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (ii) Parent does not make, within four business days of receipt of such written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood that the Company shall not terminate this Agreement or enter into any such binding agreement during such four business day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three business day period);
          (g) by Parent if (i) an Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company shall have failed to publicly confirm the Company Board Recommendation within five business days of a written request by Parent that it do so, or (iii) the Company shall have breached any of its obligations under Sections 4.2 or 5.1;
          The right of any party to this Agreement to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party to this Agreement, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement. The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

          Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 5.4(b)); provided that, if such termination shall result from the (a) failure of either party to fulfill a condition to the performance of the obligations of the other party, (b) failure of either party to perform a covenant hereof or (c) willful or reckless breach by any party of any representation or warranty contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Section 5.4(b), this Section 7.2 and Article VIII (other than Section 8.11) and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 7.1.
          Section 7.3 Amendment. This Agreement may be amended by the parties to this Agreement at any time before or after approval of this Agreement and the Merger at the Company Stockholder Meeting, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.
          Section 7.4 Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
ARTICLE VIII
GENERAL PROVISIONS
          Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.
          Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) the first business day after being delivered to an overnight courier, (iii) when telecopied or emailed during a business day (with a confirmatory copy sent by overnight courier), or (iv) the next business day after being telecopied or emailed outside of a business day (provided a confirmatory copy is sent by overnight courier). Such notices and communications shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to Parent or Sub, to
Emerson Network Power Connectivity Solutions, Inc.
c/o Emerson Electric Co.
8000 West Florissant Ave.
St. Louis, MO 63136
Attention: Robert M. Levy
Facsimile No.: (314) 553-1365

Email: bob.levy@emrsn.com
with a copy to:
Emerson Network Power Connectivity Solutions, Inc.
c/o Emerson Electric Co.
8000 West Florissant Ave.
St. Louis, MO 63136
Attention: Michael J. Keating
Facsimile No.: (314) 553-1232
Email: michael.keating@emrsn.com
and a copy to:
Bryan Cave LLP
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, MO 63102
Attention: William F. Seabaugh
Facsimile No.: (314) 552-8450
Email: wfseabaugh@bryancave.com
if to the Company, to
Stratos International, Inc.
7444 West Wilson Avenue
Chicago, IL 60706
Attention: Mr. Phillip A. Harris
Facsimile No.: (708) 867-4140
Email: aharris@stratoslightwave.com
with a copy to:
Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Suite 800
Denver, Colorado 80202
Attention: Thomas R. Stephens
Facsimile No.: (303) 592-3140
Email: thomas.stephens@bartlit-beck.com
          Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, list of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

          Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except as provided in the next sentence, is not intended to confer any rights or remedies on any person other than the parties to this Agreement. The parties to this Agreement expressly intended the provisions of Section 5.9 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefited by such provision.
          Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          Section 8.7 Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of their Affiliates at any time and (b) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Sub.
          Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions may be consummated as originally contemplated to the fullest extent possible.
          Section 8.9 Company Letter; Parent Letter. The parties hereto agree that disclosure of any item, matter or event in a particular Section of the Company Letter or Parent Letter, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section or subsection, as applicable, of this Agreement and (b) any other representation and warranty of such party that is contained in another Section or subsection of this Agreement, but only to the extent such disclosure would on its face be directly and appropriately responsive to such other Section or subsection.
          Section 8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 8.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 8.12, in addition to any other remedy to which they are entitled at law or in equity.
          Section 8.12 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the United States District Court for the District of Delaware or any Delaware State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.
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          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their duly authorized representatives all as of the date first written above.

EMERSON NETWORK POWER CONNECTIVITY SOLUTIONS, INC.
By:	s/s Robert M. Levy
	Name:	Robert M. Levy
Its: Authorized Representative

EMERSUB C, INC.
By:	s/s Robert M. Levy
	Name:	Robert M. Levy
Its: President and Authorized Representative

STRATOS INTERNATIONAL, INC.
By:	s/s Phillip A. Harris
	Name:	Phillip A. Harris
Its: Chief Executive Officer

Signature Page to Agreement and Plan of Merger